May 7, 2013 3rd Quarter 2013 Earnings Call

Disclaimer This presentation may contain statements that relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Globe operates. Globe disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Globe’s most recent Annual Report on Form 10-K, including under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and Globe’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Globe’s website at www.glbsm.com. All references to “MT” or “tons” mean metric tons, each of which equals 2,204.6 pounds.

3rd Quarter 2013 Financial Highlights Sales of $195.8 million for the third quarter increased 9% over the second quarter Shipments of 69,382 MT for the third quarter increased 12% over the second quarter The Company took an after-tax impairment charge of $43.9 million to write-down several non-core and international assets The net loss for the third quarter was $40.1 million compared to a net income of $15.1 million in the second quarter. Diluted loss per share was $0.53 per share compared to diluted income per share of $0.20 per share in the second quarter Adjusted diluted earnings per share for the third quarter was $0.00 per share compared to $0.15 per share in the second quarter Adjusted EBITDA for the third quarter was $14.0 million compared to $30.1 million in the second quarter 1

3rd Quarter 2013 Reported Results 2

3rd Quarter 2013 Special Items 3

Adjusted Income Statement Summary 4

Sequential Quarter Sales Bridge 5 Sequential Quarter Sales Bridge, $m

Sequential Quarter Adjusted EBITDA Bridge 6 Sequential Quarter EBITDA Bridge, $m

Cash Flow Overview 7

May 7, 2013 3rd Quarter 2013 Earnings Call